Exhibit 5.1

Barristers & Solicitors

Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca

January 28, 2020

Cott Corporation

4221 West Boy Scout Boulevard Suite 400

Tampa, Florida, 33607

United States

Re: Cott Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cott Corporation (the “Company”) in the Province of Ontario (the “Province”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of up to 26,825,842 common shares in the capital of the Company (the “Shares”) issuable by the Company in connection with its proposed acquisition of all of the issued and outstanding shares of Primo Water Corporation (“Primo”) pursuant to the terms of an Agreement and Plan of Merger, dated January 13, 2020 (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), among the Company, Cott Holdings Inc., a wholly-owned subsidiary of the Company (“Holdings”), Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”), Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Sub 2, and Primo.

1. Examinations

In connection with our opinion set out herein, we have examined executed originals or copies identified to our satisfaction of the following documents and records:

a)	the Registration Statement;

b)	the articles of amalgamation and by-laws of the Company;

c)	a certificate of compliance for the Company dated as of January 28, 2020, issued by Industry Canada (the “Compliance Certificate”); and

d)	the Merger Agreement.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of directors, officers and public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed. As to various questions of fact relevant to the opinions rendered herein, we have relied exclusively and without independent verification upon certificates and correspondence of public officials, a certificate of an officer of the Company dated the date of this opinion letter (the “Officer’s Certificate”) and the Compliance Certificate. We have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion expressed below in this opinion letter.

2. Assumptions and Reliance

In connection with our opinions set out herein, we have assumed the genuineness of all signatures, the legal power, capacity and authority of individuals executing documents, the genuineness and authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, scanned or photostatic copies or facsimiles, no change in status of the Company from the date of the Compliance Certificate, any issuance of Shares will be consistent with the terms set out in the Merger Agreement, and in accordance with the Company’s constating documents, the resolutions of the board of directors attached to the Officer’s Certificate, applicable laws and the rules and regulations of the Toronto Stock Exchange, and the accuracy of all factual matters in the Officer’s Certificate and the attachments thereto. We have also relied upon the accuracy and authenticity of the documents examined or otherwise provided.

3. Jurisdiction

We are solicitors qualified to practice law only in the Province. We have not made an examination of the laws of any jurisdiction other than the laws of the Province and the federal laws of Canada applicable therein and we do not express or imply any opinion in respect of the laws or any matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable therein.

4. Opinion

Based and relying upon the foregoing and subject to the assumptions, qualifications and limitations set out in this opinion letter, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, including receipt by the Company of the consideration to be paid therefor, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

5. Limitation

We undertake no duty to amend any of the opinions set forth herein following the date of this opinion letter with respect to changes in matters of law or fact which may occur following the date hereof, and reliance on this opinion letter after the date of this opinion letter must be made with the assumption that there has been no change in the relevant law or facts insofar as they may affect the subject matter of this opinion letter.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Goodmans
“Goodmans”